EXHIBIT 10.1

SEPARATION AGREEMENT
AND FULL AND FINAL RELEASE OF CLAIMS

This Separation Agreement and Full and Final Release of Claims (“Agreement”) is entered into between BankProv (the “Bank”), Provident Bancorp, Inc. (the “Company”) and Carol Houle (“you” or “your”) (collectively, the “Parties”).

Per our mutual understanding, your employment as Co-President and Co-Chief Executive Officer and Chief Financial Officer of the Bank and the Company will end on February 9, 2024.  You, the Bank and the Company desire to resolve all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms, including the termination of all the Parties’ obligations, rights and duties as set forth in the employment agreement entered into by and between you and the Bank, dated as of January 1, 2015, and amended effective as of February 14, 2023 (the “Employment Agreement”), except as otherwise provided for herein.  The Parties understand that the terms of this Agreement and any payments or benefits that are not accrued and payable to you immediately preceding the date of this Agreement are subject to any applicable law, regulation or applicable regulatory approval and, if required to be approved by any regulatory authority, shall be modified in accordance with any such approval.

Upon your signature, this Agreement shall constitute the only agreement between you, the Bank and the Company on the terms of your separation from employment as follows:

1. Employment Separation.  The last day of your employment with the Bank and the Company is and shall be February 9, 2024 (“Employment Separation Date”).  You will be paid on the Employment Separation Date, your earned salary and the equivalent of two weeks’ salary in accrued but unused vacation time, less legally required withholdings. You agree that, upon receipt of this payment, you will have been paid all compensation due to you from the Bank and the Company, other than the 2023 Annual Incentive Plan Payment (as defined below) through the Employment Separation Date.  You further agree that, as of the Employment Separation Date, you will be deemed to have resigned, and shall have resigned, from all positions you hold with Affiliates of the Bank and the Company (as defined herein) or in connection with your employment with the Bank and the Company.

2. 2023 Annual Incentive Plan Payment.  The Bank will pay you a total gross sum of $168,328.76 (the “2023 Annual Incentive Plan Payment”), representing the annual bonus award amount previously awarded to you for 2023 pursuant to the Provident Bank Executive Annual Incentive Plan.  Your 2023 Annual Incentive Plan Payment will be paid in accordance with the Bank’s practices for the timing of payments to other senior executive officers and subject to any normal withholding and deductions.  The Parties agree that the 2023 Annual Incentive Plan Payment shall be made regardless of whether you enter into this Agreement and that your entitlement to it is unrelated to the Parties’ discussions regarding your separation or this Agreement.

3. Cash Separation Payment.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and  provided that you have met, and continue to meet, all of your obligations, agreements and undertakings set forth herein, and provided further, the Company and the Bank have obtained any required regulatory approvals to (a) enter into an agreement to make such payment and (b) to make such payment, the Bank agrees to pay you $576,731.58, less legally required withholdings (“Separation Pay”), payable in a lump sum within 30 days following the later of: (i) the expiration of the revocation period explained in Paragraphs 13 and 14 of this Agreement (the “Payment Date”), or (ii) the date the Bank may properly and legally make such payment under the laws and regulations of the United States and the Commonwealth of Massachusetts.  You further agree that the Separation Pay amount may be modified to the extent such modification may be required in order for it to be approved by any regulatory authority.  The Bank and the Company agree to make commercially reasonable efforts to obtain any required regulatory approvals to (a) enter into an agreement to make a payment of Separation Pay and (b) to make such payment for Separation Pay in the highest amount that the applicable regulators are willing to approve, up to the amount provided for in this Paragraph.  To the extent any application for these approvals may be required, the Bank and the Company agree to provide you with copies of such in advance of submission for your review and comment.  You further agree that in the event any required regulatory approval to enter into an agreement to make the payment of Separation Pay is not, after good faith efforts by the Company and the Bank, obtained, this Paragraph will be treated as null and void for all purposes effective as of the date this Agreement was executed by the Bank and the Company and that the remainder of this Agreement will remain in full force and effect. You specifically acknowledge and agree that the payment of the Separation Pay as set forth in this paragraph fully satisfies any obligations for compensation or benefits of any kind that the Bank or the Company may have to you pursuant to your Employment Agreement, including without limitation Paragraph 9 and its sub-paragraphs of the Employment Agreement.

4. No Future Compensation.  Other than the obligations of the Bank as set forth under the terms of Paragraphs 2 and 3 of this Agreement, you represent and agree that (a) you are not entitled to any other wages, salary, bonuses, incentive compensation, benefits or any other compensation or reimbursements from the Bank or the Company, except for any of your vested benefits under (i) The BankProv 401(k) Plan (ii) The BankProv Employee Stock Ownership Plan and (iii) the Supplemental Executive Retirement Plan entered into between the Bank and yourself dated as of February 26, 2015 (the “SERP”), (b) for purposes of clarity, nothing paid under this Agreement will be deemed to be in lieu of any compensation to which you are entitled to under The BankProv 401(k) Plan, The Provident Bank Employee Stock Ownership Plan or the SERP, each of which in you are one-hundred percent (100%) vested, and (c) all non-vested equity awards previously granted to you under the Provident Bancorp, Inc. 2020 Equity Incentive Plan and the Provident Bancorp, Inc. 2016 Equity Incentive Plan will be forfeited as of the Employment Separation Date, including, but not limited to, all unvested restricted stock awards and stock options that are not exercisable (provided that nothing herein shall adversely affect your right to exercise vested stock options in accordance with their terms), (d) all exercisable stock options will expire in accordance with the terms of the Provident Bancorp, Inc. 2020 Equity Incentive Plan and the Provident Bancorp, Inc. 2016 Equity Incentive Plan and the award agreements related to such grants, and (e) as of the Employment Separation Date, your Employment Agreement shall terminate with no further payments or benefits, of any kind, due thereunder.  For the avoidance of doubt, the entire benefit under the SERP shall be paid to you in full following the six-month delay period provided for in the SERP.  The Bank agrees and acknowledges that your separation is not due to a “Specially Defined Cause” as defined by §2.6.1 of your SERP.

5. Release.  As consideration for the Separation Pay and other good and valuable consideration contained herein, you, your spouse, beneficiaries, estate, heirs and any and all parties that may act on your behalf agree to fully and completely release, relinquish and forever discharge the Bank, the Company and each of their respective Affiliates (as defined below), from any and all claims demands, disputes, obligations, promises, costs, charges, fees (including attorneys’ fees), expenses, taxes, fines, penalties, actions and causes of action of any kind, nature or description, whether known or unknown (including, but not limited to, for breach of any duty of good faith or other extra-contractual liability under any policy, and under the statutes, regulations or common law of any state), that you had or may have had, may now have or claim to have, or which may hereafter accrue, including without limitation any claims arising from or related to your employment with the Bank and the Company.  For purposes of this Agreement, the term “Affiliates” means with respect to both the Bank and the Company, their respective predecessors, successors and assigns, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agents, and all of their respective parent or controlling corporations, affiliates and subsidiaries, as the case may be, or any other legal entity describing the Bank and the Company’s organization or through which they conduct business.

6. General Release – Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Bank, the Company or their Affiliates with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release the Bank, the Company and their Affiliates from any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Statute, M.G.L. c. 214, § 1B, the Massachusetts Parental Leave Act, M.G.L. c. 149, § 105D, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, the Massachusetts Earned Sick Time Law, M.G.L. c.149, § 148C, the Massachusetts Family and Medical Leave law, M.G.L. c. 175M, et. seq., the Massachusetts Fair Wages Statute, M.G.L. c. 151 §§ 1 et seq., the Massachusetts Wage Act, Independent Contractor Statute and State Overtime Laws, M.G.L. c. 149, §§148, 148B, 150 et seq. and/or M.G.L. c. 151, §1A et seq., the Massachusetts Equal Pay Act, M.G.L. c. 149 § 105A, M.G.L. c. 152 §§ 75A-75B, the New Hampshire Law Against Discrimination, N.H. RSA §§ 354-A:6, 354-A:7, and 354-A:19, the New Hampshire Protective Legislation Law, N.H. RSA §§ 275:1 to 275:75 (to the extent permitted by law), the New Hampshire Uniform Trade Secrets Act, N.H. RSA §§ 350-B:1 to 350-B:9, the New Hampshire Whistleblowers’ Protection Act, N.H. RSA §§ 275-E:1 to 275-E:9, the New Hampshire Minimum Wage Law, N.H. RSA § 279:29, the New Hampshire Safety and Health of Employees Law, N.H. RSA § 277:35-a, and the non-compete agreements section of the New Hampshire

Protective Legislation Law (N.H. RSA § 275:70), all as amended, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a general release, but that you are not waiving or releasing any rights or claims (a) based on facts that arise after the date that this Agreement is executed, (b) for breach of this Agreement, (c) for worker’s compensation benefits, (d) for state disability compensation, (e) to or for any other rights that cannot by law be released by private agreement, including any right to vested benefits, or (f) any contractual, statutory or other right to indemnification or to coverage under any applicable directors’ and officers’ or other third party liability insurance policies then maintained by the Company or the Bank.

7. General Release – Massachusetts Wage Laws.  Not in limitation of the previous Paragraph, by signing this Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Bank, the Company and their Affiliates arising under the Massachusetts Wage Act, Independent Contractor Statute and State Overtime Law M.G.L. c. 149, §§148, 148B, 150 et seq. and/or M.G.L. c. 151, §1A et seq., and/or their federal law equivalents.  You are not, however, waiving any rights or claims that may arise after the execution of this Agreement.  You specifically acknowledge that this waiver and release releases the Bank, the Company and their Affiliates from liability to you for any alleged violation of the Massachusetts Wage Act, Independent Contractor Statute and State Overtime Law and/or their federal law equivalent to the date of this Agreement.

8. General Release – EEOC, MCAD and Claims for Reinstatement.  With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in any action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”), New Hampshire Commission for Human Rights (“NHCHR”), and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Agreement may be used to justify interfering with your protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, NHCHR or MCAD.  In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Bank, the Company and their Affiliates from any liability or obligation to reinstate or reemploy you in any capacity.

9. Confidentiality.  The Parties agree to keep confidential all negotiations leading up to execution of the Agreement, including without limitation all communications and documents exchanged in connection therewith; provided, however, that you shall be permitted to disclose such information to your spouse, attorneys and financial advisors and the Bank and the Company shall be permitted to disclose such information to their employees or agents with a business need to know the information.  Notwithstanding the foregoing, all Parties shall be permitted to make truthful statements that may be required by law, regulation or in connection with any regulatory examination or investigation, provided that Parties may respond to inquiries by regulatory authorities. You acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Bank, the Company and their Affiliates, including without limitation past, present, planned or considered business activities of the Bank, the Company and their Affiliates, and agree that you will not use your knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulatory inquiry, law, or court order.  These confidentiality obligations are intended to supplement, but not replace, any other contractual obligation you may have with respect to confidential information, including without limitation obligations in Paragraph 12 of your Employment Agreement.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the United States Securities and Exchange Commission (“SEC”) and this Agreement does not limit your right to receive an award for information provided to the SEC.  Notwithstanding the foregoing, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

10. Return of Property, Future Cooperation and Indemnification.  You hereby represent and warrant that, as of your Employment Separation Date, you have returned all documents and other property of the Bank and the Company.  You agree to provide reasonable cooperation in transitioning your responsibilities, including by being reasonably available by telephone to answer questions about matters associated with the duties you performed for the Company.  You also agree to fully cooperate with the Bank, the Company and their Affiliates (including their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future regulatory investigations/examinations and/or litigation about which the Bank, the Company or their Affiliates believe you may have knowledge or information.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Bank, the Company or their Affiliates call you as a witness.  If a party other than the Bank, the Company or their Affiliates is seeking your appearance in any legal proceedings, including depositions, you may, in your discretion, insist that such party serve a subpoena upon you.  The Company will continue to indemnify you and hold you harmless to the fullest extent permissible pursuant to the Company’s bylaws.

11. Mutual Non-Disparagement.  You agree not to make any statements that disparage the business or reputation of the Bank, the Company or any of their Affiliates, and all their current or former officers, directors employees, or agents.  The Bank shall direct its Board of Directors and its Senior Management not to make any disparaging statements concerning you, or your employment with the Bank.  For clarity, the provisions of this Paragraph 11 of the Agreement shall not restrict any Party from responding to inquiries by regulatory authorities and making any truthful statement required by law, regulation or in connection with any regulatory examination or investigation.

12. Waiver of Non-Competition Obligations and Affirmation of Non-Solicitation Obligations.  The Bank agrees that it shall not enforce, and that you shall no longer be bound by, the non-competition obligations set forth in the second sentence of Paragraph 14.2 of your Employment Agreement; provided however that the definitions of “Noncompetition Period” and “Competing Business” therein shall continue to apply to the remaining obligations in Paragraph 14.2 of your Employment Agreement.  You acknowledge and affirm that you remain bound by and will comply with the remaining obligations in Paragraph 14.2 of your Employment Agreement, including the non-solicitation restrictions set forth therein.

13. Period for Review and Revocation.  You acknowledge that you will have up to twenty-one (21) days from your receipt hereof in which to review this Agreement and consider whether or not it is in your best interest to accept this offer and sign this Agreement.  Furthermore, you may rescind this Agreement within seven business days of the day you sign it, after which time, if not rescinded, this Agreement becomes irrevocable.  The Bank and the Company advise you to consult with an attorney before signing this Agreement.  By signing this Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this Agreement with an attorney of your choice.  You also represent that you know and understand the contents of this Agreement; including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Bank, the Company and their Affiliates from all claims.  You represent that the only consideration for signing this Agreement are the terms stated herein; and that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Agreement.  You represent that your releases, waivers, representations, warranties, undertakings, obligations and agreements set forth herein are in exchange for extra consideration to which you would not have been entitled in the absence thereof.  You further acknowledge and agree that the Bank, the Company and their Affiliates are not undertaking to advise you or any other person with respect to any tax consequences of this Agreement and that you are solely responsible for determining those consequences.

14. Period for Rescission.  This Agreement shall become effective and irrevocable on the eighth business day following receipt by the Bank of the fully executed Agreement (the “Effective Date”).  This Agreement may be revoked by you by delivery of written notice to Amber M. Barbere, Senior Vice President of Human Resources, BankProv, 5 Market Street, P.O. Box 37, Amesbury, MA 01913-0037, at any time before the Effective Date. If you choose to rescind, this Agreement may only be rescinded in its entirety.  Once rescinded, no provision of this Agreement shall be enforceable.

15. Additional Consideration.  You acknowledge that the payments and benefits described in this Agreement constitute a special separation benefit which the Bank is providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the Bank, the Company or their Affiliates.  The Bank agrees and acknowledges that this separation is not a “Termination for Cause” under Paragraph 6.1 of your Employment Agreement.

16. Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the Parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit or modify the substantive terms of this Agreement in any respect.

17. Entire Agreement.  The Parties to this Agreement mutually agree and specifically acknowledge that we are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Bank and the Company.  Except as otherwise provided herein, this Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Bank or the Company and any other agreement is merged into and extinguished by this Agreement.  This Agreement shall not be deemed an admission by the Bank, the Company or their Affiliates of a violation of any statute or law or wrongdoing of any kind.

18. Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in the Commonwealth of Massachusetts.

19. Severability.  Should any non-material term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  Provided however, if the General Release provisions of this Agreement (Paragraphs 5, 6, 7 and 8) are found invalid, illegal, and/or unenforceable, you agree to provide the Bank, the Company and their Affiliates a full and general Release of any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, and attorneys’ fees, whether known or unknown, which you ever had, have, or which you or your heirs, executors, administrators, successors or assigns may have, prior to the Effective Date, due to any matter whatsoever, that is not invalid, illegal and/or unenforceable, without payment of additional consideration.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties

20. Clawback.  The Bank, the Company and their respective successors or assigns, shall retain the legal right to demand the return of any payments made to you under the Agreement as may be required by any federal or state regulators of the Bank or the Company, within applicable regulatory time periods.  This does not include your SERP which is expressly exempt from this “Clawback” provision.  You further agree that the confidentiality, non-disparagement and non-solicitation obligations set forth in Paragraphs 9, 11 and 12 of the Agreement are material terms of the Agreement.  If the Bank, the Company or their Affiliates establish a breach of any provision of this Agreement, you acknowledge and agree that the Bank, the Company and their Affiliates shall be entitled to recover from you the full amount paid, and to not pay amounts to be paid, to you, as well as all reasonable attorneys’ fees and costs incurred by the Bank, the Company or their Affiliates in a successful proceeding to enforce the Agreement.  You shall be entitled to recover from the Bank or the Company all reasonable attorneys’ fees and costs incurred by you in a successful proceeding to enforce the Agreement.  Before bringing a proceeding alleging your breach of Paragraphs 9, 11 and/or 12 of the Agreement, the Bank must provide written notice to you of its belief that such breach occurred within thirty (30) days of its knowledge of the existence of the conditions giving rise to such belief, and the notice shall describe the conditions believed to constitute a breach.  You shall have thirty (30) days to respond to such notice and, if practicable, to remedy such conditions.

21. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or electronically transmitted (e.g., “.pdf”) signatures shall have the same binding force and effect as original signatures.

22. No Presumption.  The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that she/it has sought and received legal counsel of her/its own choosing regarding the contents of this Agreement and the rights and obligations affected hereby.  The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any Party on the grounds that she/it was more responsible for drafting the provisions.

23. Modification.  Any amendment or modification of this Agreement must be in writing and signed by duly authorized representatives of each of the Parties.  Any modification or amendment not made in this manner shall have no force or effect.

24. Binding on Successors.  This Agreement will inure to the benefit of the Bank, the Company and any of their successors and assigns.  Any successor of the Bank or the Company will continue the terms and conditions of this Agreement.  You may not assign your rights, duties or obligations under this Agreement.

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If you are in agreement with the terms set forth above, please indicate by executing a copy of this Agreement and returning it to the Bank, care of Joseph Reilly.

BANKPROV

 /s/ Joseph Reilly
Joseph Reilly, Co-Chief Executive Officer

DATE: February 9, 2024

PROVIDENT BANCORP, INC.

 /s/ Joseph Reilly
Joseph Reilly, Co-Chief Executive Officer

DATE: February 9, 2024

CAROL HOULE

 /s/ Carol Houle
Carol Houle

DATE: February 9, 2024

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